THE LAW OFFICES OF
CRAIG J. SHABER                                       2043 North Marshall Avenue
ATTORNEY AND COUNSELOR AT LAW                         El Cajon, California 92020
A PROFESSIONAL CORPORATION                            Telephone:  (619) 258-8065
                                                      Facsimile:  (619) 449-9277
                                                      shabercj@aol.com

February 9, 2005

Board of Directors
Blast Resources Inc.
165 La Rose Avenue, Suite 717
Etobicoke, Ontario
Canada M9P 3S9

Re:      Legal Opinion Pursuant to SEC Form SB-2
         Registration Statement - Blast Resources Inc.

Dear Gentlemen:

         You have request my opinion as special counsel for Blast Resources Inc., a Nevada corporation (the "Company") and certain of its shareholders (the "Selling Shareholders") for the limited purpose of rendering this option in connection with the Company's Registration Statement on Form SB-2 and the Prospectus included therein (collectively the "Registration Statement") to be filed with the Securities and Exchange Commission. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement, and I hereby disclaim any responsibility for the Registration.

          The following opinion is based upon the Securities Act of 1933 as amended (the "Act") and Nevada laws, including without limitation, the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

                           THE REGISTRATION STATEMENT

       The Registration Statement relates to the distribution of 3,270,000 sharse of the Company's common stock (the "Shares"), par value $0.001 per share, by 29 existing shareholders (the "Distribution").

                                BASIS FOR OPINION

       The documentary basis and other basis for this opinion is my review and analysis of the below listed items:

1. The Company's Articles of Incorporation, By-Laws, Minutes of Board of Directors Meetings, Minutes of Shareholder Meetings and Shareholder Lists (collectively, the "Company Records")

2.     The  eligibility  requirements  for the use of Form  SB-2  set  forth  in
       General   Instructions   A  and  B  of  Form   SB-2   (the   "Eligibility
       Requirements").

3. Records of the corporate proceedings relating to the issuance of the Shares.

4. Such other instruments as I believed necessary for the purpose of rendering the following opinion.

                                  LEGAL OPINION

      Based upon my review of the Company Records, the Registration Statement and the Eligibility Requirements, I am of the opinion that:

1.     Organization   and  Qualification:  The  Company  is a  corporation  duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business, and to own, lease and operate its properties, as more specifically described in the Registration Statements.

2.     Share  Duly  Authorized  and   Validly   Issued:  That  Shares  are  duly
       authorized, legally and validly issued, fully paid and non-assessable.

3. Shares Registrated Pursuant to the Registration Statement: That Shares, when sold, will be legally issued, fully paid and non-assessable.

                         CONSENT TO USE OF LEGAL OPINION

        I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do hereby admit that I come within the category of a person whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

Sincerely,

/s/ Craig J. Shaber

Craig Shaber, Esq.